Filed pursuant to Rule 424(b)(2)
Registration No. 333-179460

Current Interest Rates

This is Prospectus Supplement No. 6 to the Prospectus dated May 10, 2012

Current Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Twin Cities Power Holdings, LLC

Interest Rates Effective May 29 through June 30, 2012

PORTFOLIO
AMOUNT (1)	$1,000 - $4,999		$5,000 - $9,999		$10,000 - $24,999		$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		Over $100,000
	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate%	Yield%	Rate%	Yield%	Rate%	Yield%	Rate%	Yield%	Rate%	Yield%	Rate%	Yield%	Rate%	Yield%
3 Month (2)	6.00	6.18	6.00	6.18	6.00	6.18	6.15	6.34	6.30	6.50	6.45	6.66	6.60	6.82
6 Month (2)	7.00	7.25	7.00	7.25	7.00	7.25	7.15	7.41	7.30	7.57	7.45	7.73	7.60	7.90
1 Year (3)	8.00	8.33	9.00	9.42	10.50	11.07	10.65	11.24	10.80	11.40	10.95	11.57	11.10	11.74
2 Year (3)	9.00	9.42	10.50	11.07	12.00	12.75	12.15	12.92	12.30	13.09	12.45	13.26	12.60	13.43
3 Year (3)	10.00	10.52	11.50	12.19	13.00	13.88	13.15	14.05	13.30	14.22	13.45	14.39	13.60	14.57
4 Year (3)	11.00	11.63	12.50	13.31	14.00	15.02	14.15	15.20	14.30	15.37	14.45	15.54	14.60	15.72
5 Year (3)	12.00	12.75	12.00	12.75	12.00	12.75	12.15	12.92	12.30	13.09	12.45	13.26	12.60	13.43
10 Year (3)	13.00	13.88	13.00	13.88	13.00	13.88	13.15	14.05	13.30	14.22	13.45	14.39	13.60	14.57

(1)

We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Twin Cities Power Holdings, LLC that are currently owned by you.

(2)	The annual yield calculation assumes that:
a. the term of the note is renewed sequentially for an entire year,
b. the interest earned during each term is included in the principal amount for the next term,
c. the listed interest rate is the interest rate for each term, and
d. the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

(3)	The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New York, Pennsylvania, South Dakota, Texas, Utah, and Wisconsin.  No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The description in this prospectus supplement of the terms of the notes adds to the description of the general terms and provisions of the notes in the prospectus dated May 10, 2012 (as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, and June 1, 2012 collectively, the “Prospectus”). Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the Prospectus.

www.TCPnotes.com / 888-955-3385

The date of this Prospectus Supplement No. 6 is June 14, 2012.